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                                                                  Exhibit 99

[ESSI logo]
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                              201 Evans Lane  o  St. Louis, MO 63121-1126



For further information, please contact:
Daniel E. Kreher
314/553-4915



         ENGINEERED SUPPORT REAFFIRMS FISCAL 2004 EARNINGS FORECAST;
                   EXPECTS RECORD RESULTS FOR FISCAL 2005

         ST. LOUIS, MO., AUGUST 20, 2004 - ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI), in response to recent volatility in its share price, today reconfirmed its record revenue and earnings forecast for its fiscal year ending October 31, 2004 and provided initial financial guidance for fiscal 2005. The Company recently completed its third quarter of fiscal 2004 on July 31, and will formally announce earnings for that period before market open on August 31, 2004.

Gerald A. Potthoff, Vice Chairman, CEO and President, announced that Engineered Support's net earnings for fiscal 2004, to be reported in early December 2004, will range between $2.65 and $2.70 per diluted share on revenues of approximately $840 million. These figures are consistent with the Company's previously provided forecast and represent increases of 58% to 61% for earnings per share and 47% for revenues as compared to the prior year. Strong internal revenue growth, coupled with the impact of accretive acquisitions, are responsible for the significant gains in 2004. For fiscal 2005, the Company is forecasting organic revenue growth of approximately 8% to 10% to between $910 million and $920 million based solely on existing operations. This is expected to generate diluted earnings per share of $2.95 to $3.00, an increase of between 9% and 11%. Forecasted results for fiscal 2005 exclude the impact of any potential future acquisitions.

Chairman Michael F. Shanahan, Sr. commented, "While we fully understand our shareholders' concerns in light of the recent downward pressure on our stock price, I can assure our investors that our financials are solid and that our overall business outlook is quite robust. We hope that today's reaffirmation of our expected results for fiscal 2004 and our preliminary earnings guidance for next year will alleviate any uncertainty surrounding the strength of our business. Our seasoned management team has an exceptional track record during a period of rapid growth for our firm. Over the past five years, for example, Engineered Support has generated compounded annual revenue and earnings per share growth of some 26% and 44%, respectively, clearly, well above the majority of our defense industry peers.

We look forward to discussing more fully our financial results for the current quarter and our expectations for fiscal 2004 and beyond as part of our upcoming quarterly earnings conference call with investors at the end of this month. We have long maintained that the strength of our company relies on our solid contract backlog, our vast capabilities, the seamless integration of synergistic acquisitions and our unique positioning as a key supplier of support equipment and logistics services to the military. We believe that Engineered Support's shareholders will be rewarded by our ability to execute our business strategy over the long term."



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Engineered Support Systems, Inc. designs and manufactures integrated military electronics, support equipment and provides technical and logistics services for all branches of America's armed forces and certain foreign militaries, homeland security forces and selected governmental and intelligence agencies. The Company also produces specialized equipment and systems for commercial and industrial applications. For additional information, please visit our website at www.engineeredsupport.com.

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